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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
CKS Group, Inc.

     We consent to the incorporation by reference in the registration statements (Nos. 333-3412 and 333-18085) on Forms S-8 and S-3 of CKS Group, Inc. of our report dated December 16, 1996, relating to the consolidated financial statements of CKS Group, Inc. as of November 30, 1995 and 1996, and related statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended November 30, 1996, and the related schedule, which report appears in the November 30, 1996 annual report on Form 10-K of CKS Group, Inc.

                                          /s/ KPMG PEAT MARWICK LLP
San Jose, California
February 28, 1997